Exhibit 4.1

JUNO THERAPEUTICS, INC.

FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

December 5, 2014

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TABLE OF CONTENTS

(continued)

		Page
6.12	Further Assurances	25
6.13	Termination Upon Change of Control	25
6.14	Conflict	25
6.15	Attorneys’ Fees	25
6.16	Aggregation of Stock	25
6.17	Jury Trial	25

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JUNO THERAPEUTICS, INC.

FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is dated as of December 5, 2014, and is between Juno Therapeutics, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”).

RECITALS

A. Certain of the Investors are party to the Investors’ Rights Agreement, dated as of October 16, 2013, as amended and restated on November 21, 2013, April 24, 2014 and August 1, 2014 between the Company and the Investors party thereto (the “Prior Agreement”).

B. On August 1, 2014, the Company entered into a Series B Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), between the Company and the Investors listed on the Schedule of Investors thereto (the “Existing Series B Investors”), pursuant to which the Company sold, and the Existing Series B Investors purchased shares of the Series B Preferred Stock of the Company.

C. As of December 3, 2014, the Company entered into a Stock Purchase Agreement (the “Additional Stock Purchase Agreement”), between the Company and Opus Bio, Inc. (the “Additional Investor”), pursuant to which the Company has agreed to sell, and the Additional Investor has agreed to purchase, shares of the Series B Preferred Stock and Common Stock.

D. As of December 3, 2014, the Company entered into an Exclusive License Agreement (the “License Agreement”), between the Company and the Additional Investor, pursuant to which the Company has agreed to issue, subject to the achievement of certain milestones by the Additional Investor, shares of the Common Stock.

E. The Company and the Existing Investors desire to amend and restate the Prior Agreement in order to, among other things, provide for the joinder, as of the Effective Date (as defined in the License Agreement) (the “License Effective Date”), of the Additional Investor as an Investor hereunder, and desire that this Agreement supersede and replace the Prior Agreement in its entirety.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Asset Purchase Agreement” means the Asset Purchase Agreement, dated September 30, 2013, between the Company and ZetaRx.

(b) “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(c) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d) “Common Stock” means the Common Stock of the Company.

(e) “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g) “FHCRC Side Letter” shall mean the side letter, between Fred Hutchinson Cancer Research Center (“FHCRC”) and the Company, dated as of October 16, 2013.

(h) “Holder” shall mean any Investor who holds Registrable Securities for so long as it holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.11 of this Agreement.

(i) “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(j) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(k) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(l) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than a majority of the outstanding Registrable Securities.

(m) “Investors” shall mean the persons and entities listed on Exhibit A.

(n) “MSKCC Side Letter” shall mean the side letter, between Memorial Sloan-Kettering Cancer Center (“MSKCC”) and the Company, dated as of November 21, 2013.

(o) “New Securities” shall have the meaning set forth in Section 4.1(c).

(p) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities, with respect to which registration rights have been granted.

(q) “Preferred Stock” shall mean the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock of the Company.

(r) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above, (iii) any shares of Common Stock issued or issuable to FHCRC pursuant to the FHCRC Side Letter, (iv) any shares of Common Stock issued to ZetaRx pursuant to the Asset Purchase Agreement, (v) any shares of Common Stock issued or issuable to MSKCC pursuant to the MSKCC Side Letter and (vi) following, and contingent upon the occurrence of, the joinder of the Additional Investor to this Agreement upon the License Effective Date pursuant to Section 6.1, any shares of Common Stock issued or issuable to the Additional Investor pursuant to the Additional Stock Purchase Agreement or the License Agreement; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i)-(v) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(s) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(t) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(u) “Restricted Securities” shall mean any Preferred Stock and Registrable Securities required to bear the first legend set forth in Section 5.1(c).

(v) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(w) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(x) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(y) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(z) “Series A Preferred Stock” shall mean the shares of Series A Preferred Stock issued pursuant to the Asset Purchase Agreement, the Series A Preferred Stock Purchase Agreement, dated October 16, 2013, between the Company and the Investors listed on the Schedule of Investors thereto, or pursuant to the Second Series A Preferred Stock Purchase Agreement, dated December 16, 2013, between the Company and the Investors listed on the Schedule of Investors thereto.

(aa) “Series A-1 Preferred Stock” shall mean the shares of Series A-1 Preferred Stock issued pursuant to the Asset Purchase Agreement.

(bb) “Series A-2 Preferred Stock” shall mean the shares of Series A-2 Preferred Stock issued pursuant to the Series A-2 Preferred Stock Purchase Agreement, dated April 24, 2014, between the Company and the Investors listed on the Schedule of Investors thereto.

(cc) “Series B Preferred Stock” shall mean the shares of Series B Preferred Stock issued pursuant to the Stock Purchase Agreement and the Additional Stock Purchase Agreement.

(dd) “Shares” shall mean the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock.

(ee) “Stock Purchase Agreement” shall have the meaning set forth in the Recitals.

(ff) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

(gg) “ZetaRx” shall mean ZetaRx Biosciences, Inc.

SECTION 2

REGISTRATION RIGHTS

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) August 1, 2018 or (B) one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated);

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) pursuant to a registered offering that is listed on either the NASDAQ Stock Market, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market, the New York Stock Exchange or any United States national securities exchange affiliated therewith, and any of their successors, the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $50,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated two such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(vi) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3.

(c) Deferral. If (i) in the good faith judgment of the board of directors of the Company (the “Board”), the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the board of directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(d) Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include other shares of Common Stock, and may include securities of the Company being sold for the account of the Company.

(e) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). The right of any Holder to include all or any portion of its Registrable Securities in such a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.9). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; and (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, and (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; provided, however, that no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below fifty percent (50%) percent of the total value of securities included in such registration, unless such offering is the Company’s Initial Public Offering and such registration does not include shares of any other selling stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable

Securities of the Holders may be excluded. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and 2.1(a)(ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $2,000,000; or

(iii) If, in a given twelve-month period, the Company has previously effected one (1) such registration in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration or Withdrawn Registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Company.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b) To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.3, (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration, and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective in accordance with this Agreement;

(c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(d) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(e) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g) If at any time when the Company is required to re-evaluate its WKSI status for purposes of an automatic shelf registration statement used to effect a request for registration in accordance with Section 2.3 (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement, and (iii) the registration rights of the applicable Holders have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(h) If (i) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(i) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(j) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(k) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, accountants, investment managers and investment advisors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, accountants, investment managers and investment advisors and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will (severally and not jointly), if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder will be required under this Section 2.6(d) to contribute any amount in excess of the difference between (i) the net proceeds from the offering received by such Holder and (ii) any amounts paid or payable by such Holder pursuant to Section 2.6(b), except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a holder owns any Restricted Securities, furnish to the holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any such securities without registration.

2.9 Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Investor shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such holder (other than those included in the registration or purchased in the relevant offering or on the open market) during the period from the public filing of a registration statement of the Company filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of the registration statement for the Initial Public Offering. The obligations described in this Section 2.9 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 5.1(c) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the applicable period. Each holder of Preferred Stock agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.9. Notwithstanding the foregoing: the foregoing provisions shall be applicable only if (i) all officers and directors of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to subject all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) to the same restrictions and (ii) the Company uses its commercially reasonable efforts to obtain the agreement of the managing underwriter to (x) periodic early releases of portions of the securities subject thereto upon the occurrence of certain specified events, and (y) in the event of any early release, all Investors will be released on a pro rata basis from such market stand-off agreements. If any of the obligations described in this Section 2.9 are waived or terminated with respect to any of the securities of any such Holder, executive officer, director or greater-than-one-percent stockholder (in any such case, the “Released Securities”), the foregoing provisions shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Holder as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, executive officer, director or greater-than-one-percent stockholder.

2.10 Delay of Registration. No holder of Preferred Stock shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.11 Transfer or Assignment of Registration Rights.

The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to (A) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation, (B) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, (C) a venture capital or other investment fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or investment advisor with, the Holder, (D) an acquiror of not less than 1,000,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) and (E) if such Holder is ZBS Holdings, LLC (as successor to ZetaRx), to ZetaRx’s former stockholders; provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 5.1 of this Agreement, that certain Right of First Refusal and Co-Sale Agreement, dated as of August 1, 2014, between the Company and the Common Holders and Investors (each as defined in such agreement) party thereto (the “Right of First Refusal and Co-Sale Agreement”), and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.9.

2.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding at least a majority of the Registrable Securities (excluding any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to this Section 2 have terminated in accordance with Section 2.13), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Holders hereunder.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s Initial Public Offering, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1), and (ii) five (5) years after the closing of the Company’s Initial Public Offering.

SECTION 3

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. Following the date hereof, the Company will furnish the following reports to each Holder who owns at least 20% of the Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like):

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (which deadline may be extended by the Board of Directors to up to one hundred and fifty (150) days after the end of each fiscal year), consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, which shall be audited and certified by independent public accountants.

(ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within ninety (90) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, respectively, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments and which statements may not contain all footnotes required by U.S. generally accepted accounting principles; except that, with respect to the quarterly accounting period ended March 31, 2014, such balance sheet and statements do not need to be delivered within ninety (90) days after the end of that period, but shall be delivered as soon as practicable.

(iii) As soon as practicable, but in any event within ninety (90) days following the beginning of each fiscal year, a budget and business plan for such fiscal year (collectively, the “Budget”), approved by the Board, including balance sheets, income statements, and statements of cash flow.

The Company will also furnish the reports referred to in clauses (i) and (ii) above to each Holder who owns at least 300,000 shares of Series B Preferred Stock and/or Conversion Stock underlying the Series B Preferred Stock (subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) or is a registered investment company under the Investment Company Act of 1940, as amended.

(b) FHCRC and MSKCC Financial Information. The Company will furnish to each of FHCRC and MSKCC (i) annually, the information described in Sections 3(a)(i) and (iii) above and (ii) (a) on the date each year that is six months after the information described in clause (i) of this sentence is furnished to each of FHCRC and MSKCC, and (b) on each date on which any of FHCRC or MKSCC receives a notice pursuant to Section 4.1(d) of this Agreement, Section 2.2 of the Right of First Refusal and Co-Sale Agreement or with respect to a Change in Control Transaction (as defined in the Voting Agreement) such interim financial reports described in Section 3(a)(ii) above as are available at such time; provided, however, that in each case, each of FHCRC and MSKCC shall ensure that such information is kept confidential and that such information is only disclosed to the following individuals: (x) with respect to FHCRC, the President and Director, Executive Vice Presidents, Chief Financial Officer and General Counsel of FHCRC, and any individual serving on the Executive Committee of the Board of FHCRC; and (y) with respect to MSKCC, the Chief Executive Officer, Chief Financial Officer, Vice President—Research and Technology Management, and Executive Director, Office of Technology Development of MSKCC, and any individual serving on the Executive Committee of the Board of MSKCC.

3.2 Inspection. The Company shall permit CL Alaska L.P., or its affiliated entities that are Holders (“CL Alaska”) (provided that the Board of Directors has not reasonably determined that CL Alaska is a competitor of the Company) and ARCH Venture Fund VII, L.P. or its affiliated entities (“ARCH”) (provided that the Board of Directors has not reasonably determined that ARCH is a competitor of the Company), at such holder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the holder; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless CL Alaska and ARCH, respectively, agree to execute an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

The Company agrees that management of the Company will have a call with each Holder who owns, or any investment management company that advises Holders that own, at least 2,500,000 shares of Series B Preferred Stock and/or Conversion Stock underlying the Series B Preferred Stock (subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), on a quarterly basis during each year to discuss the Company’s affairs, finances and accounts. Each such call shall be at a mutually agreeable time. The Company shall not be obligated pursuant to this paragraph to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless the Holder or associated investment management company, as applicable, agrees to execute an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Board Observer.

(a) Board Observer. The Company shall permit each of (i) a representative reasonably acceptable to the Company (the “Series A-1 Representative”) designated from time to time by the holders of Series A-1 Preferred Stock of the Company (the “Series A-1 Preferred Holders”), which Series A-1 Representative shall initially be David Dull, (ii) two representatives reasonably acceptable to the Company designated by CL Alaska (the “CL Alaska Representatives”), which CL Alaska Representatives shall initially be John Cochran and David Fallace, (iii) a representative reasonably acceptable to the Company designated from time to time by FHCRC (the “FHCRC Representative”) and (iv) a representative reasonably acceptable to the Company designated from time to time by MSKCC (the “MSKCC Representative,” and each of the MSKCC Representative, the Series A-1 Representative, the CL Alaska Representative and the FHCRC Representative, a “Representative”), which MSKCC Representative shall initially be Gregory Raskin, in each case, to attend all meetings (whether in person, telephonic or otherwise) of the Board and each Board committee (whether standing or ad hoc) in a non-voting, observer capacity. In addition, the Company shall provide to each Representative, concurrently with the members of the Board and each Board committee (whether standing or ad hoc) or the committees thereof, as applicable, and in the same manner, notice of such meeting and a copy of all materials provided to such members, including minutes of meetings and all materials provided to such members in connection with any action to be taken by the Board or the committees thereof, as applicable, without a meeting.

(b) Expenses. The Company agrees to reimburse the reasonable and documented travel and related expenses of each Representative incurred in connection with such person’s attendance of Board and applicable committee meetings of the Company.

(c) Exclusion. If the Board determines in good faith that exclusion of the Representatives or omission of the information to be provided to a Representative pursuant to this Agreement is necessary in order to (i) preserve the attorney client privilege, or (ii) avoid a conflict of interest between the Company and any Investor, including any Series A-1 Preferred Holder, then the Company shall have the right to exclude the Representative from portions of meetings of the Board or the committees thereof in which such information is discussed, as applicable, or omit to provide the representative with certain information, in each case to the extent deemed necessary by the Board.

3.4 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Preferred Stock holder or Representative by reason of this Agreement shall have access (whether by access to documents or observer’s attendance of Board meetings) to any trade secrets or classified information of the Company (unless the holder or Representative agrees to execute an enforceable confidentiality agreement, in form acceptable to the Company). In the absence of such an executed confidentiality agreement, holder or Representative may be denied access to any confidential documents or information and/or a Representative may be excluded from the portion of Board meeting or committees thereof attended by such Representative during which such confidential information is discussed. In addition, the Company shall not be required to comply with any information or board observer rights of Section 3 (including, without limitation providing competitively or commercially sensitive information that could be used to the Company’s commercial or strategic disadvantage) in respect of any Preferred Stock holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Preferred Stock holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys, accountants and investment advisors who are subject to confidentiality obligations with respect to such information no less strict than the terms of the Section 3.4), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally; provided, however, that a Preferred Stock holder may disclose confidential information (i) to any prospective purchaser of any Preferred Stock from such holder, if such prospective purchaser agrees to be bound by provisions of this Section 3.4, (ii) to any partner, member, or stockholder of such holder in the ordinary course of business, provided that such holder informs such person that such information is confidential and such person agrees in writing to maintain the confidentiality of such information; (iii) as may otherwise be required by law, provided that the holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; or (iv) in the case of the Series A-1 Representative, to any manager of ZBS Holdings, LLC, that executes a confidentiality agreement with respect to such information in a form reasonably satisfactory to the Company, which confidentiality agreement shall include, without limitation, a representation that such director or manager, as applicable, is not an officer, employee, director or holder of more than ten percent (10%) of any entity or person involved in the any business relating to immunotherapy for human disease; and provided, further, that in no event shall any Preferred Stock holder or any Representative disclose confidential information to entity or person whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor.

3.5 Insurance. The Company shall maintain in full force and effect, (i) term life insurance, payable to the Company, on the life of its chief executive officer in the amount of $1,000,000 and (ii) directors and officers liability insurance (which shall also cover any entity deemed a controlling person of the Company under Section 15 of the Securities Act or Section 20 of the Exchange Act), in each case from financially sound and reputable insurers and in amount determined by a majority of the Company’s board of directors, in any event not less than $3,000,000.

3.6 Proprietary Invention and Assignment Agreements. Each technical employee and managerial employee of the Company has executed or shall execute one or more agreements for the benefit of the Company with respect to confidential information, assignment of inventions and non-competition and non-solicitation.

3.7 “Bad Actor” Notice. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification; provided, however, that, with respect to the Investors, such obligation under this Section 3.7 shall apply only if such Investor beneficially owns 20% or more of the Company’s outstanding voting securities, calculated on the basis of voting power.

3.8 Termination of Covenants. The covenants set forth in Section 3.1, the rights of Investors (other than CL Alaska) in Section 3.2, and the rights of the Series A-1 Preferred Holders, Series A-2 Investors, FHCRC, MSKCC and CL Alaska in Section 3.3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering. The rights of CL Alaska in Section 3.2 shall terminate and be of no further force and effect upon the latter of: (a) the closing of the Company’s Initial Public Offering, or (b) CL Alaska owning less than 10% of all the Company shares of Common Stock outstanding (assuming full conversion or exercise of all outstanding Company convertible securities, rights, options and warrants).

SECTION 4

RIGHT OF FIRST OPTION

4.1 Right of First Option.

(a) The Company hereby grants to each Holder the right of first option to purchase a number of shares (rounded down to the nearest whole share) equal to its pro rata share of New Securities (as defined in Section 4.1(c)) which the Company may, from time to time, propose to sell and issue on or after the date of this Agreement, subject to Sections 4.1(b)-(e). A Holder’s pro rata share, for purposes of this right of first option, is equal to the ratio of (a) the number of shares of Common Stock owned by such Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by said Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants). Each Holder (including CL Alaska) shall have a right of over-allotment such that if any Holder fails to exercise its rights hereunder to purchase its full pro rata share of New Securities, the other Holders may purchase such Holder’s unsubscribed portion on a pro rata basis; provided, however, that where a Holder informs the Company during the Election Period that such Holder intends to exercise its rights to purchase its full pro rata share of New Securities, but such Holder (or one or more designees of such Holder as provided in Section 4.1(d)) does not purchase such pro rata share for whatever reason, the Company may determine either (i) not to sell the unpurchased amounts or (ii) to offer unpurchased amounts to the other Holders in accordance with their over-allotment rights.

(b) In addition to the rights granted pursuant to Section 4.1(a) above, the Company hereby grants to CL Alaska, the right of first option to purchase an additional number of New Securities, in each issuance of New Securities after the date of this Agreement, equal to the amount by which the CL Alaska Participation Shares exceeds CL Alaska’s pro rata share as calculated in accordance with Section 4.1(a), subject to Section 4.1(c)-(e); provided, however, that the number of New Securities that CL Alaska shall have the right of first option to purchase in any issuance pursuant to Sections 4.1(a) and (b) shall in no event exceed the amount by which (i) the total number of shares of New Securities issued in such issuance exceeds (ii) the aggregate number of New Securities subject to the right of first option which each other Holder elects to purchase pursuant to Section 4.1(a). The “CL Alaska Participation Shares” with respect to any new issuance shall be a number of shares (rounded down to the nearest whole share) of New Securities equal to the lesser of (a) 64.71% of the New Securities issued by the Company in such issuance and (b) a number of New Securities equal to the positive difference, if any, by which (1) a number equal to 50% of the number of shares of Common Stock outstanding immediately following such issuance of New Securities (assuming full conversion of the Shares and New Securities and full conversion or exercise of all outstanding Company convertible securities, rights, options and warrants) exceeds (2) the number of shares of Common Stock owned by CL Alaska immediately prior to such issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by CL Alaska), such positive difference rounded to the next whole share.

(c) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i) any shares of the Series B Preferred Stock authorized by the Company’s certificate of incorporation as of the date hereof, other than 14,005,369 shares of Series B Preferred Stock to be offered by the Company in the Second Closing (as defined in the Stock Purchase Agreement) (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like), and, in each case, the Conversion Stock issuable with respect thereto, provided that the calculation of pro rata shares and the CL Alaska Participation Shares under Sections 4.1(a) and 4.1(b) with respect to such 14,005,369 shares of Series B Preferred Stock to be offered by the Company in the Second Closing shall be made as of immediately prior to the Initial Closing (as defined in the Stock Purchase Agreement);

(ii) securities issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Company (or any subsidiary) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the board of directors of the Company including the ARCH Designee (as defined in that certain Voting Agreement entered into by and among the Company, the Series A Investors, the Series A-1 Preferred Holders, the Series A-2 Investors, the Series B Investors and the Founders, each as defined therein, on August 1, 2014 (the “Voting Agreement”));

(iii) securities issued pursuant to the conversion or exercise of any outstanding convertible or exercisable securities as of the date of this Agreement;

(iv) securities issued or issuable as a dividend or distribution on Preferred Stock of the Company or pursuant to any similar event;

(v) securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, in each case for consideration other than cash, provided, that such issuances are approved by the board of directors of the Company;

(vi) securities issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the board of directors of the Company including the ARCH Designee;

(vii) securities or rights, options or warrants to acquire any security of the Company issued or granted in connection with sponsored research, collaboration, technology license, development, OEM, marketing, or other similar agreements or strategic partnerships in which the Company enters into a simultaneous business relationship with the investor, approved by the board of directors of the Company including the ARCH Designee (including, for avoidance of doubt, any securities issued pursuant to the Additional Stock Purchase Agreement or in connection with the Exclusive License Agreement, dated as of December 3, 2014 between the Additional Investor and the Company, and any securities issued upon the conversion of such securities);

(viii) securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the board of directors of the Company; and

(ix) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (viii) above.

(d) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Holder shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase all or any portion of such Holder’s pro rata share (or, in the case of CL Alaska, its pro rata share and any CL Alaska Participation Shares) of such New Securities and to indicate whether such Holder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased. Each such Holder may specify that the New Securities purchased by such Holder pursuant to this Section 4.1 may be purchased and/or issued and delivered to one or more designees of such Holder; provided, however, that any such purchaser designee must be reasonably acceptable to the Company; provided, further in no event shall the Company be required to issue any shares to any such designee if the Company believes, upon advice of counsel, that such issuance shall not be exempt from registration under applicable federal and state securities laws, or that such issuance would otherwise violate such laws; and provided, further, that the Company may require, as a condition of any issuance of New Securities to any such designee, that the designee execute such documents as the Company may reasonably request in connection with such issuance, including documents intended to verify such designee’s status as an “accredited investor” pursuant to Rule 501 of the Securities Act, documents otherwise reasonably necessary, in the determination of counsel to the Company, for such issuance to be made in compliance with applicable federal and state securities laws, and counterpart signature pages to this Agreement, the Voting Agreement and the Right of First Refusal and Co-Sale Agreement. For avoidance of doubt, any former stockholder of ZetaRx to which the issuance of shares would be exempt under applicable federal and state securities laws and that satisfies the other requirements of this Section 4.1(d) shall be reasonably acceptable to the Company as a purchaser designee.

(e) In the event the Holders fail to exercise fully the right of first option and over-allotment rights, if any within said twenty (20) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Holders’ right of first option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Holders delivered pursuant to Section 4.1(d). In the event the Company has not sold such New Securities within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Holders in the manner provided in this Section 4.1.

(f) The right of first option granted under this Agreement shall expire upon the Company’s Initial Public Offering. The right of first option granted under this Agreement shall not be applicable to the Company’s Initial Public Offering; provided, however, that the Company hereby grants to CL Alaska the right to purchase a number of New Securities issued in the Company’s Initial Public Offering with an aggregate purchase price (as determined based on the per share price-to-the-public in such Initial Public Offering) (the “IPO Price”) of up to $25,000,000; provided, however, that such right shall not be exercisable by CL Alaska unless it agrees to purchase a number of shares of Common Stock with an aggregate purchase price of at least $10,000,000 (the “CL Alaska IPO Right”). CL Alaska must provide notice to the Company of its intention to exercise the IPO Right within ten (10) days following receipt by CL Alaska of notice delivered by the Company pursuant to Section 2.2(a) of the proposed Initial Public Offering; provided, however, that CL Alaska may, at its election, specify in such notice that it instead elects to enter into good faith negotiations with the Company regarding a “side car” private offering conducted simultaneously with the Company’s Initial Public Company for the same amounts set forth in this Section 4.1(f), such private offering to be subject to further conditions and adjustments; provided, further, however, that in no event shall the Company take any action pursuant to this Section 4.1(f) or any other provision of this Agreement unless such action is in compliance with all applicable federal and state securities laws.

(g) A Holder that is (or, as a result of the exercise of its rights to purchase New Securities in accordance with this Section 4, will become) a beneficial owner of 20% or more of the Company’s outstanding voting securities, calculated on the basis of voting power, will not have a right to purchase New Securities in accordance with this Section 4 if, and for so long as, (i) the Holder, (ii) any of its directors, officers (as defined under Rule 16a-1 promulgated under the Exchange Act), other officers of the Holder that may serve as a director or officer of the Company, general partners or managing members or (iii) any beneficial owner of the Holder which is (or, as a result of Holder’s purchase of New Securities hereunder, will become) a 20% beneficial owner of the voting securities of the Company (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.

SECTION 5

RESTRICTIONS ON TRANSFER

5.1 Limitations on Disposition. Each person owning of record shares of Preferred Stock or Registrable Securities (collectively, the “Securities”) or any assignee of record of Securities hereby agrees not to make any disposition of all or any portion of any Securities unless and until:

(a) there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) such holder shall have notified the Company of the proposed disposition, the transferee in such disposition has agreed in writing for the benefit of the Company to take and hold such Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 5.1 and Section 2.9, and such holder shall have furnished the Company with (i) a statement of the circumstances surrounding the proposed disposition, and, at the expense of such holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Securities shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by the Holder to the Company.

Notwithstanding the provisions of Sections 5.1(a) and (b) above, no such registration statement, opinion of counsel or “no action” letter shall be required by the Company: (i) for any transfer of any Securities in compliance with SEC Rule 144 or Rule 144A (and no notice to the Company shall be required for such transfers, except where an opinion of counsel to the Company is requested or required by Holder or the Company’s transfer agent), (ii) a transfer not involving a change in beneficial ownership, (iii) for any transfer of any Securities by a holder that is a partnership, limited liability company, a corporation or a venture capital or other investment fund to (A) a partner of such partnership, a member of such limited liability company or stockholder of such corporation, (B) a parent, subsidiary or other affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member or stockholder, or (E) a venture capital or other investment fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or investment advisor with, such holder, (iv) for the transfer by gift, will or intestate succession by any holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing or (v) transactions involving the distribution or transfer of Securities by ZBS Holdings, LLC (as successor to ZetaRx) to ZetaRx’s former stockholders, provided, however, such distribution or transfer must comply with all applicable securities laws; provided that in the case of clauses (ii), (iii) and (iv) the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder and the transfer was without consideration or at no greater than cost.

(c) Each certificate representing Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

Each Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this Section 5.1.

(d) The first legend referring to federal and state securities laws identified in Section 5.1(c) stamped on a certificate evidencing the Securities and the stock transfer instructions and record notations with respect to the Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

(e) Each Investor agrees not to make any sale, assignment, transfer, pledge or other disposition of any securities of the Company, or any beneficial interest therein, to any person (other than the Company or an affiliate of the Company) that, to such Investor’s knowledge, is or has a beneficial owner that is (or, in either case, as a result of such proposed transfer will become) a beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither: (i) the proposed transferee, (ii) any of its directors, officers (as defined under Rule 16a-1 promulgated under the Exchange Act), other officers that may serve as a director or officer of the Company, general partners or managing members, nor (iii) any beneficial owner of such transferee that is (or as a result of such proposed transfer will become) a 20% beneficial owner of the voting securities of the Company (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.

SECTION 6

MISCELLANEOUS

6.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least a majority of the Registrable Securities issued or issuable upon conversion of shares of Series A Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.8 and 2.9), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.13); provided, however, that Investors (as defined in the Stock Purchase Agreement) purchasing shares of Series B Preferred Stock pursuant to the Stock Purchase Agreement in a Closing after the Initial Closing (each as defined in the Stock Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder; provided, further, that the Additional Investor may become a party to this Agreement upon the License Effective Date by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge or termination; provided, further, that an amendment or waiver of a Holder’s right of first option pursuant to Section 4.1 that has the effect of reducing the number of New Securities that such Holder would otherwise have a right of first option to purchase pursuant to Section 4.1 shall not be deemed to treat any Holder differently from other Holders if the right of first option of each other Holder with respect to such issuance is waived in a proportionate manner, such that the Company shall commit to offer each Holder its pro rata share of (or, in the case of CL Alaska, the aggregate of its pro rata share and CL Alaska Participation Shares of) an identical amount of New Securities of the same class or series. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Notwithstanding the foregoing, any amendment or waiver of Section 2.9 or Section 3.1, or this sentence of Section 6.1, that has an adverse effect on the rights or obligations of a Holder that, together with its affiliates, holds at least 1,000,000 shares of Series B Preferred Stock and/or Conversion Stock underlying the Series B Preferred Stock (subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), shall not be effective against such Holder without such Holder’s prior written consent. Each Holder acknowledges that, except to the extent provided above, by the operation of this paragraph, the holders of at least a majority of the Series A Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.8 and 2.9), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.13) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

6.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or a Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Stock Purchase Agreement or Asset Purchase Agreement, as may be updated in accordance with the provisions hereof,

(b) if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, to the attention of the General Counsel of the Company at 307 Westlake Avenue North, Suite 300, Seattle, WA 98109, e-mail: barney.cassidy@junotherapeutics.com, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Patrick J. Schultheis, Wilson Sonsini Goodrich & Rosati, P.C., 701 Fifth Avenue, Suite 5100, Seattle, WA 98104.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A (or to any other facsimile number for the Investor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A (or to any other electronic mail address for the Investor or Holder in the Company’s records), or (iii) posting on an electronic network together with separate notice to the Investor or Holder of such specific posting. This consent may be revoked by an Investor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

6.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law which would result in the application of the laws of another jurisdiction.

6.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company; provided that transfers of Shares and all other rights and obligations under this Agreement accompanying such transfer of Shares may be made pursuant to the provisions of Section 5 without any additional Company consent pursuant to this Section 6.4. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.5 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein. The Prior Agreement is superseded in its entirety.

6.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

6.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

6.11 Jurisdiction; Venue. Each of the parties hereto hereby submits and consents irrevocably to the exclusive jurisdiction of, and venue in, the courts in Wilmington, Delaware (or in the event of exclusive federal jurisdiction, the federal courts in Wilmington, Delaware) for the interpretation and enforcement of the provisions of this Agreement. Each of the parties hereto also agrees that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for in Section 6.2 or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

6.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.13 Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease, exclusive license or other conveyance of all substantially all of the assets of the Company. Notwithstanding the foregoing, (i) the rights and obligations of the Investors under Section 2 shall not terminate if, following any such transaction, the Investors hold “restricted securities” (as defined under Rule 144) and (ii) the rights of the Investors under Section 3.1(a) shall not terminate if, following any such transaction, the Investors hold equity in an entity that is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

6.14 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control.

6.15 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.16 Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital or other investment funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

6.17 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature page follows)

The parties are signing this Fourth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

JUNO THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Hans Bishop

Name:	Hans Bishop

Title:	Chief Executive Officer

(Signature page to the Fourth Amended and Restated Investors’ Rights Agreement)

The parties are signing this Third Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

Signature

Print name of signatory, if signing for an entity

Print title of signatory, if signing for an entity

(Signature page to the Third Amended and Restated Investors’ Rights Agreement)

The parties are signing this Fourth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

ARCH Venture Fund VII, L.P.

By:	ARCH Venture Partners VII, L.P.
Its:	General Partner
By:	ARCH Venture Partners VII, LLC
Its:	General Partner

/s/ Keith Crandell
Managing Director

Keith Crandell
(Print name of signatory)

(Signature page to the Fourth Amended and Restated Investors’ Rights Agreement)

The parties are signing this Fourth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

JT LINE PARTNERS L.P., a Texas limited partnership

By:	Bratton Capital Management, L.P., its General Partner
By: Bratton Capital Inc., its General Partner

/s/ John S. Cochran
(Signature)

John S. Cochran
(Print name of signatory, if signing for an entity)

Vice-President
(Print title of signatory, if signing for an entity)

(Signature page to the Fourth Amended and Restated Investors’ Rights Agreement)

The parties are signing this Fourth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

CL ALASKA L.P.

By:	Crestline SI (GP), L.P.
Its:	General Partner

By:	/s/ John S. Cochran

Name:	John S. Cochran

Title:	Vice President

(Signature page to the Fourth Amended and Restated Investors’ Rights Agreement)

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST OPTION

I do hereby waive or exercise, as indicated below, my rights of first option under the Investors’ Rights Agreement dated as of [                    ], 2014 (the “Agreement”):

1.	Waiver of 20 days’ notice period in which to exercise right of first option: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the 20-day notice period provided to exercise my right of first option granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.	Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first option granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $ (please provide amount) in New Securities proposed to be issued by JUNO THERAPEUTICS, INC., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $ in New Securities proposed to be issued by JUNO THERAPEUTICS, INC., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[ ] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Holders do not exercise their full rights of first option with respect to the $[ ] in New Securities being offered in the financing.

Date:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.